Exhibit 99.1

Newfield Announces Exploration Discoveries**

FOR IMMEDIATE RELEASE

     Houston – (February 9, 2005) — Newfield Exploration Company (NYSE:NFX) today announced several significant exploration successes in the North Sea, deepwater Gulf of Mexico and Onshore Gulf Coast. These discoveries will add significant production volumes for the Company beginning in 2006.

U.K. North Sea
Newfield announced its first discovery in the North Sea with success on its Company-operated Grove Prospect, located on license area 49/10a in the Southern Gas Basin. The Grove well was drilled to a total depth of 11,400’and found about 120’ of net gas pay in the Leman and Barren Red Measures Sands. The well was drilled to appraise an undeveloped discovery drilled in 1971. The well tested 25 MMcf/d and 330 barrels of condensate per day. The flow rate was limited by the capacity of the testing equipment.

Newfield plans to fabricate a production facility with first production expected in late 2006. The Company has a 100% interest in the Grove development and estimates that reserves are 75-100 Bcfe.

License area 49/10a is part of a six block area called Cleaver Bank North, which covers approximately 100,000 acres. In addition to Grove, 3-5 additional prospects exist in this area and are being evaluated for future drilling.

Deepwater Gulf of Mexico
Newfield announced its first operated deepwater Gulf of Mexico discovery with its Wrigley Prospect, located at Mississippi Canyon 506 in about 3,700’ of water. The #1 well found 90’ gross of high-quality, dry gas pay. The wellbore was sidetracked approximately 250’ updip and found 44’ gross of similar-quality gas pay. Newfield plans to sub-sea tieback the well to existing infrastructure in the area and expects first production in mid-2006. Newfield owns a 50% interest in the Wrigley development and estimates that reserves are 55-85 Bcfe. Two additional prospects, supported by similar seismic amplitudes, exist on the block and could be tested later this year.

Newfield also announced a deepwater discovery with the Anduin Prospect, located at Mississippi Canyon 755 in about 2,400’ of water. The well found about 48’ of gross oil pay. The partners are currently preparing to drill an updip sidetrack location. Information from the sidetrack will be used to determine Anduin’s reserve size and development options. Two additional locations exist on Mississippi Canyon 755 and adjacent 754. Newfield owns a 50% non-operated interest in Anduin.

In late 2004, Newfield drilled a successful gas well at its La Femme Prospect, located at Mississippi Canyon 427 in about 5,800’ of water. The #1 well found about 90’ of gross hydrocarbon pay. Newfield believes that a second well is needed to determine field size and commerciality. A second well is planned for mid-2005. Newfield is the operator of La Femme with a 50% working interest.

Onshore Texas
Newfield also made three potentially significant discoveries onshore Texas. Due to competitive leasing activity in the area, the Company did not disclose details on the location of these discoveries. Two of the wells tested at 8 MMcf/d and the third has been producing at 1.5 MMcf/d since late 2004. Additional delineation drilling is planned and pipeline and facility designs are underway. Newfield has a 100% working interest in all three wells. When fully developed, the three discoveries have the potential to add gross reserves of 60-100 Bcfe.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and select international ventures.

     **The statements set forth in this release regarding timing of first production and development plans and reserve estimates are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020 Houston, TX 77060 http://www.newfld.com	Steve Campbell (281)847-6081 info@newfld.com

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